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                                                                   EXHIBIT 23.1

The Board of Directors and Shareholders
Bed Bath & Beyond Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Bed Bath & Beyond Inc. of our report dated March 22, 1996, relating to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of February 25, 1996 and February 26, 1995, and the related consolidated statements of earnings, changes in shareholders' equity, and cash flows and related schedules for each of the fiscal years in the three-year period ended February 25, 1996, which report appears in the February 25, 1996 Annual Report on Form 10-K of Bed Bath & Beyond Inc.

                                                       /s/ KPMG Peat Marwick LLP
                                                       -------------------------
New York, New York

December 12, 1996